Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 2, 2026 with respect to the financial statements of DeFi Capital Markets, Inc. (formerly, Universal Safety Products, Inc.) included in the Annual Report on Form 10-K of DeFi Capital Markets, Inc. for the year ended March 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Philadelphia, Pennsylvania

October 26, 2026